UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2021

Talis Biomedical Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-40047	46-3122255
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

230 Constitution Drive Menlo Park, California 94025
(Address of principal executive offices, including zip code)

(650) 433-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	TLIS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 16, 2021 (the “Effective Date”), the Board of Directors (the “Board”) of Talis Biomedical Corporation (the “Company”) increased the authorized size of the Board from eight (8) to nine (9) members, creating a vacancy on the Board.

On the Effective Date, upon the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board appointed Jeryl L. Hilleman to fill the vacant Board seat and to serve as Class III director of the Board with an initial term expiring at the Company’s 2024 Annual Meeting of Stockholders.  Ms. Hilleman was also appointed as chairperson of the Audit Committee of the Board.

There are no arrangements or understandings between Ms. Hilleman and any other persons pursuant to which she was selected as a director of the Company. The Board has determined that Ms. Hilleman is independent under applicable U.S. Securities and Exchange Commission requirements and Nasdaq listing standards. There is no transaction involving Ms. Hilleman that requires disclosure under Item 404(a) of Regulation S-K. As of the Effective Date, Ms. Hilleman will participate in the Company’s Non-Employee Director Compensation Policy pursuant to which she will receive cash compensation and an option grant for her service on the Board and the Audit Committee of the Board. The Company will also enter into its standard form of indemnification agreement with Ms. Hilleman.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 18, 2021	TALIS BIOMEDICAL CORPORATION

	By:	/s/ Brian Coe
Brian Coe
Chief Executive Officer